                                                                     EXHIBIT 5

                                     February 10, 2000


McKesson HBOC, Inc.
McKesson Plaza
One Post Street
San Francisco, CA 94104


     I am Senior Vice President, General Counsel and Secretary of McKesson HBOC, Inc., a Delaware corporation (the "Company"). In that capacity I have reviewed the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to shares of the Company's Common stock, par value $0.01 per share, issuable pursuant to the Abaton.com, Inc. 1997 Stock Option Plan and the 1997 Non-Employee Director Stock Option Plan. As General Counsel, I am familiar with the Company's Restated Certificate of Incorporation and its Restated By-Laws, as amended to date. I have also examined such other documents, corporate records and instruments as I have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, I am of the opinion that the shares of Common Stock of the Company, when issued in accordance with the Abaton.com, Inc. 1997 Stock Option Plan and the 1997 Non-Employee Director Stock Option Plan, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

                                    Very truly yours,


                                    /s/Ivan D. Meyerson
                                    Senior Vice President,
                                    General Counsel and Corporate Secretary